Exhibit 23.1.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213765-04 on Form S-3 of our report dated February 24, 2017, relating to the consolidated financial statements of Duke Energy Florida, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Florida, LLC for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 24, 2017